Exhibit 99.2

                        Report of Independent Accountants



To the Board of Directors
Onyx Acceptance Corporation:

     We have examined management's assertion about Onyx Acceptance Corporation (the "Company") compliance with the minimum servicing standards related to the trusts identified in Exhibit I (collectively, the "specified servicing standards") as set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2002 included in the accompanying management assertion. Management is responsible for the Company's compliance with the specified servicing standards. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

     Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the minimum servicing standards.

     In our opinion, management's assertion that the Company complied with the aforementioned specified servicing standards as of and for the year ended December 31, 2002 is fairly stated, in all material respects.


PricewaterhouseCoopers LLP
Orange County, California
March 28, 2003